Exhibit 99.1

Gulf Resources Announces Receipt of Final Approval for Construction of its Shouguang Yuxin Chemical Factory

SHOUGUANG, China, May 27, 2020 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (NASDAQ:GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt, specialty chemical products, and natural gas in China today announced it received final approval for the construction of its new Shouguang Yuxin Chemical factory on May 25,2020 due to the COVID-19 in China and the Company commenced the construction at Bohai Marine Fine Chemical Industry Park, Shouguang City on May 26, 2020.

The Company expects that it will take approximately one year to complete the construction and additional 6 months to complete equipment installation and testing. The Company currently expects to begin trial production at the new factory at the beginning of 2022.

Shouguang Yuxin Chemical plans to focus more on producing higher margin, bromine-based pharmaceutical intermediate products and intermediates for disinfection product.

Bromine products play a very positive role in protecting and treating diseases, such as the COVID-19. These products are used for both sterilization and treatment.

The main disinfection products include Dibromohyne disinfectant and Bromochlorohyne disinfectant.

The main drugs used in the treatment of diseases in China include bromhexine, ambroxol, cotrimoxazole and cephalosporins.

In addition, since bromine ions have the ability to decrease the sensitivity of the central nervous system, they are used for ingredients in sedatives, anti-epileptics, and tranquilizers. They are also used in treatments of heart problems, thyroid hyperactivity, pneumonia, and cocaine addiction, among others.

The Company believes that the use of bromine in producing intermediates for disinfection product and bromine-based pharmaceutical intermediate products will offer it significant opportunities to build this high margin business.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through three wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"), and Daying County Haoyuan Chemical Company Limited (“DCHC”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents, and materials for human and animal antibiotics. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, the risks associated with the COVID-19 pandemic outbreak, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT: Gulf Resources, Inc.

Web:	http://www.gulfresourcesinc.com
Director of Investor Relations
Helen Xu (Haiyan Xu)
beishengrong@vip.163.com